Exhibit 99.4

Consent to Reference in Proxy Statement/Prospectus

Isdera Inc (the “Company”) is filing a Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in the Registration Statement and any and all amendments and supplements thereto, as a member of the board of directors of the Company following the consummation of the business combination as described in the proxy statement/prospectus. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: October 23, 2026	By:	/s/ Yan Liang
	Name:	Yan Liang